Exhibit 16(c)(1)

Dragon Pharmaceutical Inc.
Discussion Notes Preliminary [Subject to Review by Internal Committee and Review of Definitive Agreement]

Private and Confidential

March 2010

DRAFT

Contents

Section

1.	Introduction

2.	Dragon Pharmaceutical Overview

3.	Fairness Assessment

Appendix

A.	WACC Analysis

B.	Overview of Selected Comparable Companies

C.	Case Study – Management Buyout

2	DRAFT
Preliminary [Subject to Review By Internal Committee and Review of Definitive Agreement]

Section 1
Introduction

Canaccord’s Mandate

  Canaccord has been engaged by the Special Committee of the Board of Directors (the “Special Committee”) of Dragon Pharmaceutical Inc. (“Dragon”, or the “Company”) to provide an opinion as to the fairness (the “Fairness Opinion”), from a financial point of view, of the consideration paid to Dragon shareholders, by Mr.
  Yanlin Han, Chairman and CEO of the Company (the “Transaction”)

  [Canaccord’s role in providing the Fairness Opinion does not include the preparation of a formal valuation (as defined in Multilateral Instrument 61-101 Protection of Minority Security Holders in Special Transactions) of the shares of Dragon]

  This presentation is not intended to be made public and is strictly for the internal use of the Company and the Special Committee

  Canaccord will provide the Fairness Opinion letter for inclusion in any disclosure documents to be disseminated to the shareholders of Dragon subject to Canaccord’s approval

  The enclosed analysis is based on the closing share price of Dragon as at January 22, 2010

  All figures in US dollars unless otherwise stipulated

    Foreign exchange

      US$/C$ = 0.9474

      US$/RMB = 0.1464

4	DRAFT
Preliminary [Subject to Review By Internal Committee and Review of Definitive Agreement]

Foreword

  Canaccord has used publicly available information as the basis for evaluating the Transaction as well as information provided by the Company in response to requested due diligence materials

  We have reviewed:

    Financial models and budgets provided by management

    Copies of all minutes and resolutions of the shareholders and board of directors for the last five years

    Publicly available documents filed on SEDAR

    Notes from meeting with management

    Certain documents as requested in our due diligence checklist

    Proposal in a letter dated January 15, 2010 by Yanlin Han, Chairman and CEO of Dragon

    Historical market prices and valuation multiples for the common shares of Dragon

    Prices and multiples with publicly available financial data concerning certain publicly traded companies that Canaccord considered to be relevant for purposes of its analysis;

    Certain other documents filed by Dragon that Canaccord considered to be relevant

  In addition, a certificate of representation as to certain factual matters and the completeness and accuracy of the information upon which the fairness opinion is based, addressed to Canaccord and dated the date provided by senior officers of Dragon will be obtained prior to delivery of a formal fairness opinion by Canaccord

5	DRAFT
Preliminary [Subject to Review By Internal Committee and Review of Definitive Agreement]

Transaction Overview

Structure	•	As announced on January 22, 2010, Dragon received a letter dated January 15, 2010 in which Mr. Yanlin Han, Chairman and CEO of the Company has made a non-binding proposal to acquire all of the common shares of Dragon (the “Shares”). Mr. Han is the largest shareholder of the Company owning 37.95% of the total outstanding shares of the Company

Consideration	•	Holders of the Shares will receive $0.80 per share

Lock-up Agreements/Board Recommendation	•	N/A

Management	•	N/A

Non-Solicitation and Superior Proposal	•	N/A

	•	Satisfactory of due diligence
	•	Negotiation of definitive transaction documents
Conditions	•	Requisite financing commitments
	•	Receipt of Board approval
	•	Receipt of Shareholders approval

Timing	•	TBA

Break Fee	•	TBA

Source: Letter dated January 15, 2010 by Yanlin Han

6	DRAFT
Preliminary [Subject to Review By Internal Committee and Review of Definitive Agreement]

Section 2
Dragon Pharmaceutical Overview

Dragon Pharmaceutical – Corporate Profile

  Dragon Pharmaceutical Inc. (Ticker: OTCBB: DRUG, TSX: DDD, BBSE: DRP) is an international pharmaceutical company

    Produces and supplies a broad line of high-quality antibiotic products covering intermediates, active pharmaceutical ingredients and formulation drugs

    Third largest manufacturer and the largest exporter of 7ACA in China and supplying 30% of its production to the international market

    First manufacturer and remains the market leader for Clavulanic Acid with a market share of 80% in China and 30% in India

    Business strategy is to focus on antibiotic product lines, currently on Cephalosporin group and Penicillin group

    Product strategy is to integrate product lines from intermediates to Active Pharmaceutical Ingredients (API) to formulated products to maximize market dominating position, while developing new pipelines within the product lines horizontally to leverage the current resources for future growth

Company Statistics
Ticker	TSX:DDD	OTCBB:DRUG
Offer Price (Jan. 22, 2010) - US$		$0.80
52 Week High/Low - US$	$0.75	$0.32
Shares Out (M) Basic		67.1
Implied Market Capitalization - US$M		$53.7
Cash - US$M		$6.7
Total Debt - US$M		$46.2
Enterprise Value - US$M		$93.2
OTCBB - Average Daily Volume (3 Months)		20,000
TSX - Average Daily Volume (3 Months)		15,000

Organization

Source: Company Reports

8	DRAFT
Preliminary [Subject to Review By Internal Committee and Review of Definitive Agreement]

Dragon Pharmaceutical – Relocation/Expansion Plans

  Production facilities are reaching full utilization rate and may not meet the expected increase demand from its customers

  Due to the local government’s urban planning, there is no space for expansion in the current plant and surrounding areas

  To encourage the Company to relocate, local government will designate a new campus with 300,000 square metres and grant a subsidy of $38.2 million

  7ACA and Clavulanic Acid accounts for 50% of the total current sales

  Required capex for the expansion plans is expected to be approximately US$100 million

Capacity Expansion and Capex Plans
		Capacity		Required
	Current	Post Exp.	Change	Capex (US$)
Product (tons)
Cephalosporin Division
7-ACA	780	1,200	53.8%	$13.5
Crude Bulk API	500	1,000	100.0%	$3.0
Sterilized Bulk API	300	600	100.0%	$2.8
				$19.3
Penicillin Division
Clavulanic Acid	78	300	284.6%	$15.7
Penicillin G	0	1,500		$11.4
Amoxicillan API and	0	500		$4.4
Sterilized Bulk API	0	200
				$31.4

Utilities				$39.3
Admin & Logistics				$6.5
Land				$3.4
Total				$99.9

Source: Company Management Report on Business Expansion and Equity Financing

9	DRAFT
Preliminary [Subject to Review By Internal Committee and Review of Definitive Agreement]

Dragon Pharmaceutical – Income Statement

FYE Dec. 31 - (US$ in thousands)	2008A	2009E	2010E	2011E	2012E	2013E

Sales	151,900	167,000	206,234	268,103	307,392	348,188
Cost of Sales	127,400	136,200	167,619	211,756	241,844	270,731
Gross Profit	24,500	30,800	38,615	56,347	65,548	77,457
Selling expense	4,007	7,000	8,249	12,065	13,833	15,668
G & A	10,890	8,658	10,312	16,086	18,444	20,891
Income from Operations	9,603	15,143	20,054	28,196	33,272	40,898
Interest expense	3,626	4,500	5,500	9,000	7,500	4,500
Other expense (income)	-893	-523	0	0	0	0
Income from Cont. Ops. B4 Taxes	6,870	11,166	14,554	19,196	25,772	36,398
Taxes	896	2,665	3,638	4,799	6,443	9,099
Net Income	5,974	8,500	10,915	14,397	19,329	27,298

EPS
Basic	0.09	0.13	0.16	0.21	0.29	0.41
FD	0.08	0.11	0.14	0.19	0.25	0.36
Shares Outstanding
Basic	67,066	67,066	67,066	67,066	67,066	67,066
FD	76,826	76,826	76,826	76,826	76,826	76,826

Sales Growth	77.0%	9.9%	23.5%	30.0%	14.7%	13.3%
% Sales	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of Sales	83.9%	81.6%	81.3%	79.0%	78.7%	77.8%
Gross margin	16.1%	18.4%	18.7%	21.0%	21.3%	22.2%
Selling Expense	2.6%	4.2%	4.0%	4.5%	4.5%	4.5%
G & A	7.2%	5.2%	5.0%	6.0%	6.0%	6.0%
Interest	2.4%	2.7%	2.7%	3.4%	2.4%	1.3%
Effective Tax Rate	13.0%	23.9%	25.0%	25.0%	25.0%	25.0%

Source: Prepared by Company Management

10	DRAFT
Preliminary [Subject to Review By Internal Committee and Review of Definitive Agreement]

Dragon Pharmaceutical – Balance Sheet

FYE Dec. 31 - (US$ in thousands)	2008A	2009E	2010E	2011E	2012E	2013E
CURRENT ASSETS
Cash	1,964	4,570	3,542	4,542	5,016	6,192
Restricted Cash	2,923	2,900	2,900	0	0	0
Accounts Receivable Net	10,499	15,613	22,036	28,794	33,013	38,394
Inventories Net	25,761	18,284	24,753	34,113	42,207	47,248
Prepaid Expenses	5,738	5,000	5,000	8,000	10,000	10,000
Deferred Income Tax Assets	1,315	0	0	0	0	0
TOTAL CURRENT ASSETS	48,200	46,368	58,230	75,449	90,235	101,835

PROPERTY AND EQUIPMENT, NET	94,565	113,863	146,511	146,259	139,557	131,655

OTHER ASSETS
Intangible Assets, Net	1,503	5,471	5,319	5,167	5,015	4,863
Investment - cost	15	15	15	15	15	15
Other Assets	4,046	0	0	0	0	0
TOTAL OTHER ASSETS	5,564	5,486	5,334	5,182	5,030	4,878

TOTAL ASSETS	148,329	165,717	210,075	226,889	234,822	238,367

CURRENT LIABILITIES
Accounts Payable	17,142	17,100	20,973	26,415	30,124	33,686
Other Payables & Accrued Expenses	26,280	42,567	56,336	20,012	19,106	20,992
Loans Payable - short-term	20,870	15,000	25,000	40,000	30,000	15,000
Notes Payable	5,902	2,500	2,500	0	0	0
TOTAL CURRENT LIABILITIES	70,194	77,167	104,809	86,427	79,230	69,677

LONG-TERM LIABILITIES
Loans Payable - long-term	20,965	25,000	30,000	50,000	45,000	30,000
TOTAL LONG-TERM LIABILITIES	20,965	25,000	30,000	50,000	45,000	30,000

TOTAL LIABILITIES	91,159	102,167	134,809	136,427	124,230	99,677

Capital	49,136	49,136	49,136	49,136	49,136	49,136
Retained earnings & reserves	600	9,100	20,016	34,413	53,742	81,040
Acc. other comprehensive income	7,434	5,314	6,114	6,914	7,714	8,514
TOTAL EQUITY	57,170	63,550	75,265	90,463	110,592	138,690

TOTAL EQUITY AND LIABILITIES	148,329	165,717	210,075	226,889	234,822	238,367

Source: Prepared by Company Management

11	DRAFT
Preliminary [Subject to Review By Internal Committee and Review of Definitive Agreement]

Dragon Pharmaceutical – Cash Flow Statement

FYE Dec. 31 - (US$ in thousands)	2008A	2009E	2010E	2011E	2012E	2013E

Net Profit from Cont. Operations	5,974	8,500	10,915	14,397	19,329	27,298
Add:
Depreciation and Amortization	8,032	8,702	14,352	17,252	18,702	19,902
Other Non-Cash Items	616	267	267	267	290	314
Accreted interest	56	0	0	0	0	0
Stock based compensation expense	154	500	500	500	500	500
Government grant recognition	-43	-233	-233	-233	-210	-186
Loss on disposal of assets	-54	0	0	0	0	0
Deferred income tax expenses	503	0	0	0	0	0
Chgs. in Operat. Assets and Liabilities	0	0	0	0	0	0
Accounts Receivable	523	-5,114	-6,423	-6,758	-4,220	-5,381
Inventory	-6,147	7,477	-6,468	-9,360	-8,094	-5,041
Prepaid Expenses	-1,932	738	0	-3,000	-2,000	0
Accounts Payable	7,086	-42	3,874	5,442	3,709	3,561
Notes Payable	5,745	-3,402	0	-2,500	0	0
Restricted Cash	-2,877	23	0	2,900	0	0
Other Payables and Accrued Expense	-2,198	-238	2,502	909	1,804	2,072
Cash Provided by Continuing Op.	14,822	16,910	19,019	19,549	29,522	42,724
Cash Provided by (Used in) Disc. Op.	923	0	0	0	0	0
OPERATING. CASH IN/ (OUT)	15,745	16,910	19,019	19,549	29,522	42,724

Purchase/Deposit of Fixed Assets	-23,472	-18,968	-63,348	-50,848	-14,348	-11,848
Proceeds/Deposit on Disp. of Assets	4,945	1,899	31,300	0	0	0
Cash provided by (used in) cont .ops.	-18,527	-17,069	-32,048	-50,848	-14,348	-11,848
Cash provided by (used in) disc. Ops.	1,580	0	0	0	0	0
INV. CASH INFLOW / (OUTFLOW)	-16,947	-17,069	-32,048	-50,848	-14,348	-11,848

Repayment of Long-Term AP	-1,527	0	0	0	0	0
Proceeds /(Repay of) Non-Int. Loans	-3,640	4,300	-3,300	-3,000	0	0
Proceeds from Loans/ Repayment(ne	3,126	-1,835	15,000	35,000	-15,000	-30,000
Proceeds from Common Shares Issue	0	0	0	0	0	0
Proceeds from Ex. of Stock Options	167	0	0	0	0	0
FINANCING CASH IN/ (OUT)	-1,874	2,465	11,700	32,000	-15,000	-30,000

EFFECT OF EXCHANGE RATE CHANGE	304	300	300	300	300	300

NET INCREASE IN CASH	-2,772	2,606	-1,029	1,001	474	1,176

CASH AT THE BEGINNING	4,736	1,964	4,570	3,542	4,542	5,016

CASH AT THE END	1,964	4,570	3,542	4,542	5,016	6,192

Source: Prepared by Company Management

12	DRAFT
Preliminary [Subject to Review By Internal Committee and Review of Definitive Agreement]

Dragon Pharmaceutical - Shareholder Analysis

Dragon Pharmaceutical Shareholders

Common Shareholders	Share Position (000s)	% of Basic

I. Shares Held By Officers and Directors
Han, Yanlin (Chairman and CEO)	25,454	38%
Weng, Zhanguo (Director)	8,987	13%
Liu, Xuemei (Director)	4,493	7%
Sun, Yiu Kwong (Director)	700	1%
Wick, Alexander (Director)	500	1%
Total Shares Held Officers and Directors	40,134	60%

II. Major Shareholders
Qingming, Liu	6,000	9%
Bright Faith Overseas Ltd.	3,497	5%
Total Shares Held By Major Shareholders	9,497	14%

III. Others	17,436	26%

IV. Total Common Shareholders	67,066	100%

TSX Net House Summary - 6 Months

Source: Company Reports, ThomsonOne, CapitalIQ

13	DRAFT
Preliminary [Subject to Review By Internal Committee and Review of Definitive Agreement]

Dragon Pharmaceutical - Shareholder Analysis

TSX – Analysis of Share Trading Price*

OTCBB - Analysis of Share Trading Price*

  One turn of the public float takes 2.2 years

  75% of the public float trades on the OTCBB, 25% on the TSX

Source: Company Reports, ThomsonOne, CapitalIQ

14	DRAFT
Preliminary [Subject to Review By Internal Committee and Review of Definitive Agreement]

Dragon Pharmaceutical- Timeline of Events

TSX Price Volume Chart for the Last Two Years

Label	Dates	Key Events
1	31-Mar-08	Announces FYE 2007 Results
2	14-May-08	Announces Q1/08 Results
3	14-Aug-08	Announces Q2/08 Results
4	14-Nov-08	Announces Q3/08 Results
5	31-Mar-09	Announces FYE 2008 Results
6	19-May-09	Annouces Q1/09 Results
7	17-Aug-09	Reports Q2/09 Results
8	16-Nov-09	Reports Q3/09 Results
9	22-Jan-10	Receives Acquisition Proposal
From Yanlin Han

Note: As at January 28, 2010

15	DRAFT
Preliminary [Subject to Review By Internal Committee and Review of Definitive Agreement]

Dragon Pharmaceutical – Management & Board

Yanlin Han – Chairman & CEO
Mr. Han serves as Chairman of the Board of Oriental Wave, responsible for the overall strategic planning and direction of Oriental Wave. Mr. Han has over 20 years of experience in the pharmaceutical industry. Mr. Han has been the Chairman of the Board at Shanxi Tongling Pharmaceutical Company since 1994 and Aurobindo Tongling (Datong) Pharmaceutical Company since 2000.

Garry Wong – CFO
Mr. Wong served as Executive Assistant to President and Chief Executive Officer of Dragon Pharmaceutical Inc., from February 2002 to January 2005. Before joining Dragon, Mr. Wong was a team member of the Global Mergers and Acquisitions Group at Nortel Networks since 1996. He managed and executed transactions consisted of acquisitions, divestitures, equity investments, spin-offs, public market listing and joint ventures and occurred in Europe, North America, Asia and the Middle East.

Maggie Deng – COO
Ms. Deng has over 10 years of experience working in or with public companies as investment banker, mainly on IPOs and secondary offering for Chinese companies on domestic stock exchange as well as international ones. Ms. Deng served as senior manager of China International Capital Corporation, from 1998 to 2001. She served as Chief Operating Officer of Dragon Pharmaceuticals Inc., prior to reverse merger with Oriental Wave Holding Ltd. She moved to Canada in 2001 and served as Assistant to President in a start-up biotech company in Vancouver.

Heinz Frey – Director
Heinz Frey has been the Chief Executive Officer of MANEF GmbH since August 1998. Dr. Frey serves as the President of Tranzcom China Security Networks Inc. Dr. Frey has 30 years of experience in the telecommunication industry, security manufacturing and service industry. He has experience in the management of various sizes of companies with global presence, financing and controlling of international companies, leading development, production, sales and finance departments .. He served as a Director of UBS (Union Bank of Switzerland) . He served as a Director of Pacific Link Mining Corp. since December 11, 2001.

Jin Li – Director
Jin Li serves as a Senior Advisor of Phycos International Co., Ltd. Mr. Li has been Vice President of Technology Exchange Ltd since November 2003. Prior to Phycos, he served as a Partner at the international law firm, Linklaters from 2002 to November 2003. He has ten years of experience in international IPOs, M&A and business transactions. Mr. Li studied biochemistry at Peking University in China in 1989 and received Master of Science degree in Biochemistry from the University of Michigan and doctoral degree from Law School of University of Columbia and in 1994 he received his Juris Doctor degree from Columbia University Law School in the United States.

Xuemei Liu – Director
Xuemei Liu served as Vice General Manager of Beijing Chemical Baifeng Investment Corporation Futures Broker Company from 1996 to 1999. Ms. Liu serves as Chairman of Beijing Yongfeng Industrial Group Company Ltd., which engages in a wide range of investment projects in real estate development, coal trading and media and publishing industry. He serves as Chairman of Tera Science & Technology Development Co. Ltd.

Source: Company Reports

16	DRAFT
Preliminary [Subject to Review By Internal Committee and Review of Definitive Agreement]

Dragon Pharmaceutical – Management & Board

Zhanguo, Weng – Director
Mr. Weng has over 25 years of experience in pharmaceutical industry including being the General Manager for Shanxi Tongzhen Pharmaceutical Co. Ltd. from August 1997 to January 2002 and Superintendent for Datong No.2 Pharmaceutical Factory from June 1992 to August 1997. Mr. Weng serves as Director of Oriental Wave and Shanxi Qianyuan Pharmaceutical Company.

Alexander Wick – Director
Dr. Wick served in leading positions in the pharmaceutical research departments of F. Hoffmann -La Roche in the United States and Switzerland and Synthelabo in France (Director of Chemical Research and Development) for over 25 years in the field of antibiotics, prostaglandius, vitamins, cardiovascular CNS and AIDS. In 1995, he created the fine chemicals company Sylachim S.A., a 100% subsidiary of Synthelabo, active in chemical intermediates and API's for the world's largest pharmaceutical companies (turnover of over 100 million Euros) and was its President until its acquisition by the German conglomerate mg Technologies (Dynamit -Nobel GmbH) in 2001.

Yiu Kwong Sun, M.D. – Director
Yiu Kwong Sun, M.D serves as an Administration Partner of United Medical Practice, which manages a large network of medical facilities throughout Hong Kong and Macau. Dr. Sun has been Chairman of the Dr. Sun Medical Centre Limited since 1995, which has been operating a network of medical centers in Hong Kong and China for the past 20 years. He has been an Independent Director of Dragon Pharmaceutical Inc. since November 1999. Dr. Sun has been a Member of the Dr. Cheng Yu Tung Fellowship Committee of Management of the University of Hong Kong Faculty of Medicine since 1997. He is a Founding Fellow of the Hong Kong College of Family Physicians and a Fellow of the Hong Kong Academy of Medicine. Dr. Sun was graduated from the University of Hong Kong Faculty of Medicine in 1967.

Kin Kwong Mak – Director
Kin Kwong Mak, Peter has been Chief Financial Officer of A-Power Energy Generation Systems, Ltd. since May 26, 2009. Mr. Mak is the founded Venfund Investment Management Ltd. in 2001 and serves as its Managing Director. Mr. Mak served as Chief Financial Officer of New Dragon Asia Corp. from November 8, 2004 to February 2009. He served as a Managing Partner of Arthur Andersen Southern China from 1992 to 2001 and a Partner of Arthur Andersen Worldwide with a particular focus since 1985 on serving clients in Mainland China. Mr. Mak has been an Independent Director of Dragon Pharmaceutical Inc. since September 30, 2005. He has been Director of Network CN, Inc. since September 1, 2007. He has been an Independent Director of China Grentech Corp. Ltd. since November 2004 and Huabao International Holdings Ltd. since March 29, 2004. He has been an Independent Director of Trina Solar Ltd., (Alternate Name, Changzhou Trina Solar Energy Co.) since December 18, 2006 and China Security & Surveillance Technology Inc. since October 25, 2007.

Source: Company Reports

17	DRAFT
Preliminary [Subject to Review By Internal Committee and Review of Definitive Agreement]

Section 3
Fairness Assessment

Transaction Proposal

News Release Dated January 22, 2010

DRAGON PHARMACEUTICAL INC ("DDD-T;DRUG -L") - Receives Acquisition Proposal From Yanlin Han

Dragon Pharmaceutical Inc. ("Dragon Pharma" or the "Company") announced that in a letter dated January 15, 2010, Mr. Yanlin Han, Chairman and CEO of the Company, has made a non-binding proposal to acquire all of the outstanding shares of Dragon Pharma for a price of $0.80 per share. Dragon's common stock quoted on OTCBB and traded on Toronto Stock Exchange closed at $0.60 per share and at CAD $0.63 per share, respectively, on January 22, 2010.

Mr. Han is the largest shareholder of the Company owning 37.95% of the total outstanding shares. Mr. Han's letter indicates that his proposal is conditioned upon satisfactory completion of due diligence, negotiation of definitive transaction documents, receipt of the requisite financing commitments and receipt of necessary board approval. The Board of Directors of the Company has established a special committee of independent directors consisting of Peter Mak, Chairman, and Drs. Li and Frey to act on behalf of Dragon Pharma with respect to consideration of the proposal and other strategic alternatives.

The process of considering the proposal is only in its initial stages and consequently no decision has been made by the special committee of the Board in respect of Dragon Pharma's response, if any, to the proposal. Shareholders are not being asked to take any action with respect to the proposal at this time. There can be no assurance that the proposed transaction or any other transaction will be acted upon, approved or completed.

Implied Premiums of Dragon’s Shares
	TSX (C$)		OTCBB (US$)
Pricing Period	VWAP	Implied Premium*	VWAP	Implied Premium

Jan. 21/10	$0.63	34.0%	$0.60	33.3%

5-Day	$0.63	33.8%	$0.60	34.0%
10-Day	$0.67	27.0%	$0.63	26.6%
15-Day	$0.67	25.7%	$0.63	26.2%
20-Day	$0.67	25.8%	$0.63	27.4%
30-Day	$0.68	24.0%	$0.62	28.8%
40-Day	$0.68	24.2%	$0.62	28.4%
60-Day	$0.69	22.4%	$0.64	24.8%
90-Day	$0.69	21.8%	$0.66	21.0%
120-Day	$0.69	23.1%	$0.66	22.0%
*FX: 0.9474 US$/C$

Price/Volume Since Announcement*
	TSX (C$)	OTCBB (US$)
Total Volume	221,900	522,410
Avg Daily Volume	12,328	21,767
VWAP	$0.71	$0.69
Days Traded	18	24
High Close	0.77	0.74
Low Close	0.66	0.66
*as at March 1, 2010

19	DRAFT
Preliminary [Subject to Review By Internal Committee and Review of Definitive Agreement]

Valuation Methodology

  Three valuation methodologies may be used to assess value of the common shares of Dragon under our review:

1.	Comparable Company Analysis

Canaccord reviewed trading multiples EV to EBITDA and Price to Earnings

2.	Discounted Cash Flow

The discounted cash flow (DCF) methodology reflects growth prospects and risks inherent in the business by taking into account the amount, timing and relative certainty of projected free cash flows expected to be generated

3.	Precedent Transactions Analysis

Canaccord reviewed applicable multiples for precedent transactions, as well as premiums paid to pre-announcement trading prices on comparable transactions

20	DRAFT
Preliminary [Subject to Review By Internal Committee and Review of Definitive Agreement]

Comparable Company Analysis – Selection of Peers

  In consultation with management, we considered the following companies listed on the Hong Kong Stock Exchange as the Primary Peer Group

    The United Laboratories (SEHK:3933)

    China Pharmaceutical Group (SEHK:1093)

    Dawnrays Pharmaceutical Holdings (SEHK: 2348)

  We considered the following companies as the Secondary Peer Group, and although they do not focus on the same business as Dragon, they are in the pharmaceutical sector with a presence in China and are publicly listed on a North American stock exchange

    Simcere Pharmaceutical Group (NYSE:SCR)

    Tongjitang Chinese Medicines (NYSE:TCM)

    Tianyin Pharmaceutical (AMEX:TPI)

  We reviewed TSX listed Chinese companies but did not consider as appropriate for this analysis as their business were not similar to that of Dragon

21	DRAFT
Preliminary [Subject to Review By Internal Committee and Review of Definitive Agreement]

Comparable Company Analysis – Other Considerations

  Dragon’s stock price should not warrant the same multiple or premium over its peers Shares should trade a discount relative to its peers based on the following factors:

    Illiquid stock, resulting in higher cost of capital

      Certain Officers and Directors have significant control

      Private company valuation

      Small public float

      Analysis indicate that this can result in a discount of 20-40% of the valuation*

    Negative working capital

    Higher leverage

    Higher financing risks

    Limited ability to access capital markets

      No research coverage

      No equity offering since its RTO

    Small company risk

    Peers have larger product mix

  To reflect the above factors, we discount the implied valuation by 30% - 35% (“Company Discount”)

*Source: Marketability and Value: Measuring the Illiquidity Discount, Aswath Damodaran, Stern School of Business, July 2005

22	DRAFT
Preliminary [Subject to Review By Internal Committee and Review of Definitive Agreement]

Comparable Company Analysis – Company Statistics

Peer Group Analysis – Company Statistics
			Share		Market	Net Debt/	LTM(2)			Sales	Public	Shares	Daily Tading
	Currency	Exch.	Price (1)	$	Cap.	Ebitda	Sales	Ebitda	Margin	Growth(3)	Float	Out	Vol(4)	% of S/O

HK Listed Chinese Pharma
The United Laboratories Ltd.	HKD	SEHK	$4.08	HKD	4,896	2.7x	3,860	742	19.2%	29.7%	99.0%	1,200.0	4.6	0.4%
China Pharmaceutical Group Ltd.	HKD	SEHK	$4.18	HKD	6,416	0.1x	6,853	1,642	24.0%	25.0%	49.0%	1,535.0	9.6	0.6%
Dawnrays Pharmaceutical Holdings Ltd.	HKD	SEHK	$1.42	HKD	1,117	-0.3x	987	154	15.6%	8.9%	47.3%	786.4	1.1	0.1%
Average					4,143		3,900	846	19.6%
Median					4,896		3,860	742	19.2%

US Listed Chinese Pharmas
Tianyin Pharmaceutical Co., Inc.	USD	AMEX	$3.89	USD	101	-1.1x	47	11	23.6%	47.1%	52.6%	25.8	0.3	1.0%
Simcere Pharmaceutical Group.	USD	NYSE	$8.38	USD	476	-1.1x	260	42	16.3%	33.1%	33.6%	56.8	0.2	0.3%
Tongjitang Chinese Medicines Co.	USD	NYSE	$3.75	USD	107	-4.5x	65	7	10.6%	9.2%	12.2%	28.6	0.0	0.1%
Average					228		163		16.8%
Median					107		163		16.3%

TSX Listed Chinese Companies
Asia Bio-Chem Group Corp.	CAD	TSXV	$1.36	CAD	104	7.3x	87	4	4.5%	15.7%	53.4%	76.8	0.1	0.1%
Changfeng Energy Inc.	CAD	TSXV	$0.34	CAD	22	4.2x	16	3	21.2%	n/a	97.8%	66.0	0.0	0.0%
GLG Life Tech Corporation	CAD	TSX	$8.00	CAD	195	-37.9x	33	-1	n/m	179.6%	74.6%	24.3	0.1	0.2%
Hanfeng Evergreen Inc.	CAD	TSX	$7.34	CAD	453	-1.3x	280	43	15.4%	187.1%	60.3%	61.8	0.2	0.3%
Hanwei Energy Services Corp.	CAD	TSX	$0.70	CAD	43	4.6x	90	10	10.7%	81.2%	70.4%	60.9	0.1	0.2%
Migao Corporation	CAD	TSX	$7.10	CAD	370	0.2x	322	60	18.5%	76.6%	64.8%	52.1	0.2	0.4%
Neo Material Technologies Inc	CAD	TSX	$4.25	CAD	510	-2.1x	171	20	11.9%	3.8%	79.4%	120.1	0.6	0.5%
Zungui Haixi Corporation	CAD	TSXV	$3.20	CAD	160	-0.7x	139	32	23.1%	n/a	26.5%	50.0	0.1	0.1%
Zongshen PEM Power Systems Inc.	CAD	TSX	$1.40	CAD	90	57.8x	44	-1	n/m	n/a	51.0%	63.9	0.1	0.1%

Average					216		131	25	15.0%
Median					160		90	20	15.4%

Dragon Pharmaceutical Inc.*	USD	OTCBB	$0.60	USD	40	1.7x	155	23	14.7%	62.9%	22.4%	67.1	0.0	0.0%
Dragon Pharmaceutical Inc.**	USD	OTCBB	$0.80	USD	54	1.7x	155	23	14.7%	62.9%	22.4%	67.1	0.0	0.0%

Notes
(1) Prices as at January 22, 2010
(2) LTM - Last 12 months
(3) Sales Growth - 3 Year CAGR
(4) Average daily volume last 12 months
*Priced as at Jan.22, 2010
**Priced based on the Proposed Offer

Source: Capital IQ, Company Reports

23	DRAFT
Preliminary [Subject to Review By Internal Committee and Review of Definitive Agreement]

Comparable Company Analysis – Valuation Multiples

Primary Peer Group

  The average LTM EBITDA and earnings multiple is 7x and 12x respectively

Secondary Peer Group

  The average LTM EBITDA and earnings multiple is 10x and 17x

Primary +Secondary Grp.

  The average LTM EBITDA and earnings multiple is 8x and 15x respectively

Peer Group Analysis – Valuation Multiples
			Share		Market	EV/Sales(2)				EV/Ebitda(2)				P/E(2)				P/BV
	Currency	Exch.	Price (1)	$	Cap.	LTM	2009E	2010E	2011E	LTM	2009E	2010E	2011E	LTM	2009E	2010E	2011E

HK Listed Chinese Pharma
The United Laboratories Ltd.	HKD	SEHK	$4.08	HKD	4,896	1.8x	1.6x	1.5x	1.4x	9.3x	7.2x	6.5x	5.8x	18.5x	9.5x	7.7x	7.7x	1.8x
China Pharmaceutical Group Ltd.	HKD	SEHK	$4.18	HKD	6,416	1.0x	0.9x	0.9x	0.9x	4.0x	3.9x	4.4x	4.9x	6.8x	6.4x	7.7x	10.9x	1.4x
Dawnrays Pharmaceutical Holdings Ltd.	HKD	SEHK	$1.42	HKD	1,117	1.1x	n/a	n/a	n/a	7.0x	n/a	n/a	n/a	10.7x	n/a	n/a	n/a	1.7x
Average					4,143	1.3x	1.3x	1.2x	1.1x	6.8x	5.6x	5.4x	5.3x	12.0x	8.0x	7.7x	9.3x	1.6x
Median					4,896	1.1x	1.3x	1.2x	1.1x	7.0x	5.6x	5.4x	5.3x	10.7x	8.0x	7.7x	9.3x	1.7x

US Listed Chinese Pharmas
Tianyin Pharmaceutical Co., Inc.	USD	AMEX	$3.89	USD	101	1.9x	n/a	n/a	n/a	8.0x	n/a	n/a	n/a	12.0x	n/a	n/a	n/a	2.0x
Simcere Pharmaceutical Group.	USD	NYSE	$8.38	USD	476	1.6x	1.6x	1.3x	1.2x	10.1x	10.2x	8.4x	7.1x	22.1x	22.1x	17.9x	15.0x	1.6x
Tongjitang Chinese Medicines Co.	USD	NYSE	$3.75	USD	107	1.2x	1.1x	1.0x	n/a	11.0x	n/a	n/a	n/a	n/m	n/m	n/m	n/a	0.8x
Average					292	1.6x	1.3x	1.1x	1.2x	9.7x	10.2x	8.4x	7.1x	17.0x	22.1x	17.9x	15.0	1.5x
Median					292	1.6x	1.3x	1.1x	1.2x	10.1x	10.2x	8.4x	7.1x	17.0x	22.1x	17.9x	15.0x	1.6x

TSX Listed Chinese Companies
Asia Bio-Chem Group Corp.	CAD	TSXV	$1.36	CAD	104	1.5x	1.4x	0.5x	0.5x	n/m	18.8x	3.7x	3.5x	n/m	34.0x	4.6x	3.9x	1.4x
Changfeng Energy Inc.	CAD	TSXV	$0.34	CAD	22	2.2x	2.1x	1.2x	n/a	10.6x	8.8x	4.0x	n/a	20.0x	16.8x	3.7x	n/m	2.4x
GLG Life Tech Corporation	CAD	TSX	$8.00	CAD	195	7.2x	5.2x	2.8x	1.6x	n/m	28.0x	11.9x	6.1x	n/m	n/m	25.2x	12.4x	1.5x
Hanfeng Evergreen Inc.	CAD	TSX	$7.34	CAD	453	1.4x	1.2x	1.0x	0.7x	9.2x	8.3x	7.4x	5.1x	11.5x	12.7x	10.5x	7.4x	1.7x
Hanwei Energy Services Corp.	CAD	TSX	$0.70	CAD	43	1.0x	1.2x	0.7x	0.5x	9.1x	8.3x	4.1x	n/a	22.8x	17.5x	4.3x	2.5x	0.4x
Migao Corporation	CAD	TSX	$7.10	CAD	370	1.2x	1.5x	1.3x	1.1x	6.4x	8.1x	6.9x	5.5x	6.7x	9.5x	8.5x	7.4x	1.5x
Neo Material Technologies Inc	CAD	TSX	$4.25	CAD	510	2.7x	2.6x	1.8x	1.6x	22.9x	14.5x	7.8x	6.4x	n/m	29.5x	13.1x	10.4x	2.5x
Zungui Haixi Corporation	CAD	TSXV	$3.20	CAD	160	1.0x	n/a	n/a	n/a	n/m	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Zongshen PEM Power Systems Inc.	CAD	TSX	$1.40	CAD	90	1.2x	2.0x	1.1x	n/a	n/m	n/a	6.6x	1.8x	n/m	n/m	20.0x	10.0x	2.0x

Average					216	2.2x	2.1x	1.3x	1.0x	11.6x	13.5x	6.5x	4.7x	15.2x	20.0x	11.2x	7.7x	1.7x
Median					160	1.4x	1.8x	1.1x	0.9x	9.2x	8.8x	6.7x	5.3x	15.7x	17.1x	9.5x	7.4x	1.6x

Dragon Pharmaceutical Inc.*	USD	OTCBB	$0.60	USD	40	0.5x	0.4x	0.4x	0.3x	3.5x	4.5x	3.4x	2.3x	6.2x	5.8x	4.2x	3.2x	0.6x
Dragon Pharmaceutical Inc.**	USD	OTCBB	$0.80	USD	54	0.6x	0.5x	0.5x	0.3x	4.1x	5.3x	3.9x	2.7x	8.3x	7.7x	5.6x	4.3x	0.9x

Notes
(1) Prices as at January 22, 2010
(2) Estimates based on average of consensus street estimates
*Priced as at Jan.22, 2010
**Priced based on the Proposed Offer

Source: Capital IQ, Company Reports

24	DRAFT
Preliminary [Subject to Review By Internal Committee and Review of Definitive Agreement]

Comparable Company Analysis – Valuation Analysis of LTM

Applying Price to Earnings and EV/EBITDA

EV/EBITDA

  Applying a 6-7x multiple to Dragon’s LTM EBITDA and Company Discount of 30-35% we arrive at a valuation of US$0.75 to $1.04 per share of Dragon

P/E

  Applying a 11-12x multiple to Dragon’s LTM earnings and Company Discount of 30-35% we arrive at a valuation of US$0.68 to $0.80 per share of Dragon

US$ in thousands
	Low		High
EBITDA	22,800		22,800
Multiple	6.0	x	7.0	x
Enterprise Value	136,800		159,600
Less: Debt	46,245		46,245
Add: Cash	6,675		6,675
Add: Non-Cash Working Capital (Deficit)	-17,224		-17,224
Equity Value	80,006		102,806
Less: Company Discount	35.0%		30.0%
Net Equity Value	52,004		71,964
Shares Outstanding (FD include ITM Options)	69,056		69,056
Net Equity Value/Share	$0.75		$1.04

	Low		High
Net Income	6,580		6,580
Multiple	11.0	x	12.0	x
Equity Value	72,380		78,960
Less: Company Discount	35.0%		30.0%
Net Equity Value	47,047		55,272
Shares Outstanding (FD include ITM Options)	69,056		69,056
Net Equity Value/Share	$0.68		$0.80

25	DRAFT
Preliminary [Subject to Review By Internal Committee and Review of Definitive Agreement]

Comparable Company Analysis – Valuation Analysis of 2009E

Applying Price to Earnings and EV/EBITDA

EV/EBITDA

  Applying a 5-6x multiple to Dragon’s 2009E EBITDA and Company Discount of 30-35%, we arrive at a valuation of US$0.60 to $1.07 per share of Dragon

P/E

  Applying a 9-10x multiple to Dragon’s 2009E earnings and Company Discount of 30-35% we arrive at a valuation of US$0.71 to $0.88 per share of Dragon

	Low		High
EBITDA	24,200		27,000
Multiple	5.0	x	6.0	x
Enterprise Value	121,000		162,000
Less: Debt	46,245		46,245
Add: Cash	6,675		6,675
Add: Non-Cash Working Capital (Deficit)	-17,224		-17,224
Equity Value	64,206		105,206
Less: Company Discount	35.0%		30.0%
Net Equity Value	41,734		73,644
Shares Outstanding (FD include ITM Options)	69,056		69,056
Net Equity Value/Share	$0.60		$1.07

	Low		High
Net Income	8,400		8,700
Multiple	9.0	x	10.0	x
Equity Value	75,600		87,000
Less: Company Discount	35.0%		30.0%
Net Equity Value	49,140		60,900
Shares Outstanding (FD include ITM Options)	69,056		69,056
Net Equity Value/Share	$0.71		$0.88

26	DRAFT
Preliminary [Subject to Review By Internal Committee and Review of Definitive Agreement]

Comparable Company Analysis - Relative Performance

  Since the start of 2009, Dragon’s stock has underperformed its peers

  The performance of Dragon’s stock was flat for the last 2 years relative to its peers

Chart - Relative Price Performance Since Jan. ‘09

Annual Returns
Company	2008	2009	2010 YTD*

The United Laboratories Ltd.	-56%	101%	-1%
China Pharmaceutical Group Ltd.	-7%	58%	-3%
Dawnrays Pharmaceutical Holdings Lt	-13%	79%	14%
Simcere Pharmaceutical Group.	-48%	29%	-9%
Tongjitang Chinese Medicines Co.	-70%	27%	-1%
Tianyin Pharmaceutical Co., Inc.	n/a	223%	-7%
Average	-39%	86%	-1%

Dragon Pharmaceutical Inc.	-12%	-2%	2%
*YTD to Jan. 22/10

Source: Capital IQ

27	DRAFT
Preliminary [Subject to Review By Internal Committee and Review of Definitive Agreement]

DCF Analysis

  Utilized the financial projections provided by management

    Projections based on a capex of US$100 million over 2 years, a large proportion financed by debt (100%) and government incentives

DCF Model
FYE Dec. 31 - (US$ in thousands)		2008A	2009E	2010E	2011E	2012E	2013E

EBITDA		17,635	25,000	34,406	45,448	51,974	60,800
Depreciation and Amortization		8,032	8,702	14,352	17,252	18,702	19,902
EBIT		9,603	16,298	20,054	28,196	33,272	40,898
Income Taxes	25.0%	2,401	4,074	5,013	7,049	8,318	10,224
Unlevered Net Income		7,202	12,223	15,040	21,147	24,954	30,673

Plus: Depreciation & Amortization		8,032	8,702	14,352	17,252	18,702	19,902
Plus: Decrease/(Increase) in W/C		3,077	-2,542	-11,215	-18,375	-12,802	-9,059
Less: Capital Expenditures		18,527	17,069	32,048	50,848	14,348	11,848
Unlevered Free Cash Flow		-216	1,314	-13,871	-30,823	16,506	29,668

Terminal Multiple of 2013E EBITDA	5.0x						303,998

Nominal Cash Flows				-13,871	-30,823	16,506	333,666

Discount Rate	20.0%			0.8333	0.6944	0.5787	0.4823

Present Value of Cash Flows				-11,559	-21,405	9,552	160,912

VALUATION CALCULATION:

Enterprise Value			137,500
Less: Debt			46,245
Add: Cash			6,675
Add: Non-Cash Working Capital (Deficit)			-17,224
Equity Value			80,706
Discount			35.0%
			52,459
Shares Outstanding (FD include ITM Options)			69,056
Equity Value/Share at WACC of 20%			$0.76
Equity Value/Share at WACC of 17%			$0.91

Sensitivity
	Terminal EBITDA Multiple
		4.5x	5.0x	5.5x	6.0x	6.5x
Discount Rate	16.0%	$0.81	$0.97	$1.13	$1.29	$1.45
	17.0%	$0.76	$0.91	$1.07	$1.22	$1.37
	18.0%	$0.71	$0.86	$1.01	$1.16	$1.30
	19.0%	$0.67	$0.81	$0.95	$1.09	$1.24
	20.0%	$0.62	$0.76	$0.90	$1.04	$1.17

Key Assumptions

  Used a weighted average cost of capital in the range of 17% - 20% (see Appendix A for Analysis)

  Use terminal EBITDA multiple of 5x

Valuation

  We arrive at a valuation of $0.76 to $0.91 per Share

28	DRAFT
Preliminary [Subject to Review By Internal Committee and Review of Definitive Agreement]

Precedent Transactions

  We reviewed relevant transactions (going private, LBO, MBO and majority shareholder purchasing remaining shares) in the healthcare sector

  Premiums paid for the last 30 days prior to the announcement

    Median - 28%

    Average - 37%

  Applying a 28 to 37% premium to the 30 day VWAP of Dragon’s shares of US$0.62, we arrive at a valuation of US$0.79 to $0.85

Recent Precedent Transactions in the Healthcare

						Implied Equity Value/			Implied Enterprise Value/			Imp. Eq./	Offer Premium
				Gross	Implied
		Announce		Trans.	Equity	Book						Net
Buyer	Target	Date	Close	Date Value*	Value	Value	Net Inc.	Implied EV	EBIT	EBITDA	Revenue	Income	One Day	5 days	30 days

Private Equity	Goldshield Group plc	Sep-09	Dec-09	257.0	290.0	n/m	10.3x	228.4	6.0x	5.0x	1.4x	10.3x	3.6%	8.3%	24.4%
Chairman & CEO	Life Sciences Research, Inc.	Mar-09	Nov-09	177.7	113.5	n/m	17.8x	158.0	5.7x	4.2x	0.8x	17.8x	73.5%	36.4%	28.8%
Novartis AG	Speedel Holding AG	Jul-08	Sep-08	381.8	989.1	36.6x	n/m	956.5	n/m	n/m	126.3x	n/m	93.7%	107.0%	67.9%
Chairman & CEO	Tongjitang Chinese Medicines	Mar-08	Cancelled**	363.9	340.9	2.0x	14.2x	251.4	14.8x	12.9x	3.0x	14.2x	54.5%	38.2%	26.2%
General Atlantic LL	Emdeon Inc.	Sep-06	Nov-06	1,200.0	2,307.7	n/a	n/a	2,307.7	n/a	n/a	n/a	n/a	n/m	n/m	n/m
Private Equity	Pronova BioPharma ASA	Apr-05	Apr-05	43.2	221.5	n/a	n/a	221.5	n/a	n/a	n/a	n/a	n/m	n/m	n/m
Private Equity	Warner Chilcott Holdings	Oct-04	Jan-05	3,168.6	2,976.9	2.6x	24.1x	2,982.3	16.2x	12.2x	6.4x	24.1x	n/m	n/m	n/m
Private Equity	Talecris Biotherapeutics	Dec-04	Apr-05	590.0	588.9	n/a	n/a	648.9	n/a	n/a	n/a	n/a	n/m	n/m	n/m
*Consideration 100% cash
**Cancelled due to inability to get funding
				High	2,976.9	36.6x	24.1x	2,982.3	16.2x	12.9x	126.3x	24.1x	93.7%	107.0%	67.9%
				Median	464.9	2.6x	16.0x	450.1	10.4x	8.6x	3.0x	16.0x	64.0%	37.3%	27.5%
				Low	113.5	2.0x	10.3x	158.0	5.7x	4.2x	0.8x	10.3x	3.6%	8.3%	24.4%
				Average	978.6	13.7x	16.6x	969.3	10.7x	8.6x	27.6x	16.6x	56.3%	47.5%	36.8%

Source: Capital IQ

29	DRAFT
Preliminary [Subject to Review By Internal Committee and Review of Definitive Agreement]

Dragon Value Summary – Based on LTM Financials

  Implied transaction price of US$0.80 per common share is within the valuation methodologies used to value Dragon

Dragon Implied Value Summary

30	DRAFT
Preliminary [Subject to Review By Internal Committee and Review of Definitive Agreement]

Dragon Value Summary – Based on 2009E Financials

  Implied transaction price of US$0.80 per common share is within the valuation methodologies used to value Dragon

Dragon Implied Value Summary

31	DRAFT
Preliminary [Subject to Review By Internal Committee and Review of Definitive Agreement]

Other considerations of the Transaction

  Strategy and management forecasts require funding of US$100 million of capex

    Relocation and expansion plans of production facilities

  Limited ability to access the capital markets since becoming public through a RTO

  Limited likelihood of a competitive offer

    Management advised that the Company has conducted investor road shows in the last few years prior to the announcement which we would consider as a market check

    Significant control position of Mr. Han and certain Officers/Directors

32	DRAFT
Preliminary [Subject to Review By Internal Committee and Review of Definitive Agreement]

Conclusion

  It is Canaccord’s opinion, based upon the preceding analysis, assumptions and other relevant factors that the consideration paid for the Transaction is fair, from a financial point of view, to the stakeholders of Dragon

33	DRAFT
Preliminary [Subject to Review By Internal Committee and Review of Definitive Agreement]

Appendix A
Weighted Average Cost of Capital Analysis

WACC Analysis

(USD in millions)
ASSUMPTIONS

Tax Rate	25.0%
Risk-Free Rate of Return (Rf)	3.611%
Market Risk Premium (Rm - Rf)	6.5%
Size Premium	15.0%
OTCBB: DRUG D/(D+P+E)	53.5%
OTCBB: DRUG D/E	114.9%
OTCBB: DRUG Cost of Debt (Rd)	8.0%
OTCBB: DRUG Cost of Preferred (Rp)	0.0%
OTCBB: DRUG Tax Rate	25.0%

WACC

Market Risk Premium (Rm - Rf)	6.5%
Multiplied by: OTCBB: DRUG Levered Beta	1.895
Adjusted Market Risk Premium	12.3%
Add: Risk-Free Rate of Return (Rf)(1)	3.6%
Add: Size Premium	15.0%
Cost of Equity	30.9%
Multiplied by: OTCBB: DRUG E/(D+P+E)	46.5%
Cost of Equity Portion	14.4%

OTCBB: DRUG Cost of Debt (Rd)	8.0%
OTCBB: DRUG Tax Rate	25.0%
After-Tax Cost of Debt	6.0%
Multiplied by: OTCBB: DRUG D/(D+P+E)	53.5%
Cost of Debt Portion	3.2%

OTCBB: DRUG Cost of Preferred (Rp)	0.0%
Multiplied by: OTCBB: DRUG P/(D+P+E)	0.0%
Cost of Preferred Portion	0.0%

WACC	17.6%

BETA CALCULATION
		Levered	Total	Mkt. Val.	Debt/	Unlevered
Ticker	Name	Beta	Debt	Equity	Equity	Beta
SEHK:3933	The United Laboratories Ltd.	1.439	301.8	602.6	50.1%	1.046
SEHK:1093	China Pharmaceutical Group Ltd.	1.369	219.9	784.7	28.0%	1.131
SEHK:2348	Dawnrays Pharmaceutical Holdings Ltd.	0.509	4.1	138.7	3.0%	0.498
SCR	Simcere Pharmaceutical Group.	1.545	10.0	466.1	2.1%	1.521
TCM	Tongjitang Chinese Medicines Co.	1.016	19.8	106.6	18.6%	0.892

Average		1.176				1.018

Average Unlevered Beta for Comps						1.018
OTCBB: DRUG D/E						114.9
OTCBB: DRUG Tax Rate						25.0
OTCBB: DRUG Levered Beta						1.895

  Used a weighted average cost of capital in the range of 17% - 20%

35	DRAFT
Preliminary [Subject to Review By Internal Committee and Review of Definitive Agreement]

Appendix B
Overview of Selected Comparable Companies

The United Laboratories (SEHK:3933)

Corporate Overview

  Engages in the research and development, manufacture, and distribution of pharmaceutical products in Hong Kong and the People’s Republic of China.

  Offers bulk medicines, capsules, chemical preparations, and biological products. The company’s finished products include antibiotics, antiallergics, vitamins, and antiinfectives.

    intermediates include aminopenicillin acid, aminocephalosporanic acid, and T-octylammonium clavulanate; and APIs include penicillins, cephalosporins, and ¦ Â -lactamase inhibitors and compounds.

  Products are used in various therapeutic categories, such as antibiotics, antipyretic analgesics, antihistamines, antivirals, and cardiovascular medicines.

  It distributes its products in Asia, Europe, South America, and Africa.

  Founded in 1990 and is headquartered in Yuen Long, Hong Kong.

Major Shareholders – Top 10
Holder	% Of CSO
Capital Research and Management Company	4.9
Standard Life Investments Limited	1.7
Choy, Kam Lok (Executive Chairman)	0.8
Schroder Investment Management Limited	0.4
Nordea Invest Fund Management A/s	0.2
Union Investment Luxembourg SA	0.2
DBS Asset Management Ltd.	0.2
Nuveen Asset Management	0.1
Wei, Peng (General Manager and Executive Director)	0.1
JPMorgan Asset Management Holdings Inc.	0.1

Street Research
Firm Name	Rating	Tgt Px*	Date
Morgan Stanley	Equalwt/Attractive	5.00	12/16/09
E2 Capital	buy	5.04	11/20/09
OSK (Asia) Securities	neutral	3.00	09/22/09
Core Pacific	buy	3.20	03/25/09
Sun Hung Kai Securities	buy	4.10	02/12/09
Capital Securities Corp	buy	4.80	08/18/08
*HKD
Source: Bloomberg

37	DRAFT
Preliminary [Subject to Review By Internal Committee and Review of Definitive Agreement]

China Pharmaceutical Group Ltd. (SEHK:1093)

Corporate Overview

    Engages in the manufacture and sale of intermediaries and bulk drugs.

    Primarily offers vitamin C series, penicillin series, and cephalosporin series, as well as provides finished drugs, including antibiotics.

      Also provides pharmaceutical research and development services and offers sewage treatment services.

    Principally markets its products and services in the People’s Republic of China, the other parts of Asia, Europe, and the Americas.

    Based in Wanchai, Hong Kong

Major Shareholders – Top 10
Holder	% Of CSO
Massive Giant Group Ltd.	51.043
Dr. Jens Ehrhardt Kapital AG	1.533
Dimensional Fund Advisors LP	1.214
Martin Currie Investment Management Limited	0.974
Principal Global Investors, LLC	0.837
Harvest Fund Management Co. Ltd.	0.717
Jyske Invest International	0.425
Deutsche Asset Management Group	0.408
HSBC Global Asset Management (UK) Limited	0.391
Mediolanum Gestione Fondi SGR p.A.	0.334

Street Research
Firm Name	Rating	Tgt Px*	Date
Shenyin Wanguo	outperform	n/a	01/26/10
BofAML	neutral	4.80	01/19/10
Goldman Sachs	neutral/neutral	4.90	12/17/09
Morgan Stanley	Equalwt/Attractive	5.00	12/16/09
DBS Vickers	hold	4.80	12/15/09
China International Capital Corphold			12/04/09
Guotai Junan	neutral	5.00	09/13/09
Everbright Securities Co., Ltd	buy	5.70	09/09/09
*HKD
Source: Bloomberg

38	DRAFT
Preliminary [Subject to Review By Internal Committee and Review of Definitive Agreement]

Dawnrays Pharmaceutical Holdings (SEHK:2348)

Corporate Overview

    Develops, manufactures, and sells pharmaceutical products and intermediates in Mainland China.

    Offers non-patented chemical medicines, including cephalosporin in bulk medicine and powder for injection, tablets, capsules, granules, and midbody, as well as their intermediate pharmaceuticals and system specific medicines.

      Bulk medicine products include cefoperazone sodium sterile (crystallization), ceftriaxone sodium sterile, cefotaxime sodium sterile, ceftazidime sterile, ceftazidime sterile (with sodium carbonate), cefuroxime sodium sterile, cefepime sterile, cefixme, sulbactam sodium sterile, cefoperazone sodium and sulbactam sodium sterile (crystallization), cefoperazone, ceftriaxone sodium crude, cefotaxime acid, sparfloxacin lactate, cetirizine hydrochloride, amlodipine besylate, and anhydrous sodium carbonate sterile.

      Preparations comprise cefoperazone sodium, cefoperazone sodium and sulbactam sodium, ceftriaxone sodium, cefotaxime sodium, cefradine, and ceftazidime for injection, as well as other antibacterial series, including sparfloxacin lactate tablet and clindamycin hydrochloride capsule.

    Founded in 1995 and headquartered in Hong Kong.

Major Shareholders
Holder	% Of CSO
Fortune United Group	43.5
Tung Li Ming	8.39
Toyo International Investments	7.63
Dimensional Fund Advisors	0.23
Yi Gao	0.11
Schoellerbank Investmentn Advisors	0.08
Source: Bloomberg

39	DRAFT
Preliminary [Subject to Review By Internal Committee and Review of Definitive Agreement]

Simcere Pharmaceutical Group (NYSE:SCR)

Corporate Overview

    Engages in the research, development, manufacture, distribution, and marketing of branded generic pharmaceutical products in the People’s Republic of China.

      Principal products include prescription edaravone injection for the treatment of strokes and generic diclofenac sodium, an anti-inflammatory pain reliever and analgesic drug to treat rheumatoid arthritis and osteoarthritis

      Products also comprise sustained release implants under for the treatment of cancer; edaravone injection for the treatment of strokes; anti-diarrhea pharmaceutical; cefaclor in dry suspension antibiotics for the treatment of infections; and a herbal medicine used for the treatment of coughs.

    Also, distributes prescription pharmaceuticals manufactured by independent third parties,

    Manufactures and sells 45 pharmaceuticals products and distributes 3 additional pharmaceuticals that are manufactured by independent third parties under the company’s brand names.

    Founded in 1995; headquartered in Nanjing, PRC.

Major Shareholders – Top 10
Holder	% Of CSO
New Good Management Limited	39.3
Beijing Hony Future Investment Advisor Ltd.	15.8
TrustBridge Partners	10.4
Wellington Management Company L.L.P.	6.7
Genesis Investment Management, LLP	3.9
Goldman Sachs Group, Investment Banking and Securities Investments	2.5
Ivy Investment Management Company	1.0
Ren, Jinsheng (Co-Founder, Chairman of the Board and CEO)	0.9
T. Rowe Price Group, Inc. (NasdaqGS:TROW)	0.8
Royce & Associates, LLC	0.6

Street Research
Firm Name	Rating	Tgt Px*	Date
Oppenheimer & Co	market perform	$9.00	01/21/10
Goldman Sachs	neutral/neutral	$8.30	12/17/09
Morgan Stanley	Underwt/Attractive	$5.60	12/16/09
Susquehanna Financial Group Positive		$11.00	11/30/09
Piper Jaffray	neutral	$10.00	11/30/09
BofAML	neutral	$8.00	08/18/09
*US$
Source: Bloomberg

40	DRAFT
Preliminary [Subject to Review By Internal Committee and Review of Definitive Agreement]

Tongjitang Chinese Medicines Co. (NYSE:TCM)

Corporate Overview

    Engages in the development, manufacture, marketing, and sale of Chinese medicines, nutritional products, and Tibetan recipe-originated plant-based medicines in the People’s Republic of China.

    Also involves in the wholesale and retail of medicines.

      Treatment of osteoporosis, osteoarthritis, ischemic bone necrosis, and bone fractures;

      Treatment of insomnia; and moisturizing and anti- itching capsules for the treatment of inflammatory skin conditions.

    Also produces and sells such products for the treatment of vertigo and treatment of upper respiratory infections; and ulcers; and to improve memory, breathing, hearing, and general malaise; treatment of stroke and coronary artery disease;

    Founded in 1995; headquartered in Shenzhen, PRC

Major Shareholders – Top 10
Holder	% Of CSO
Wang, Xiaochun (Chairman and Chief Executive Officer)	46.1
Fosun Industrial Co., Ltd.	29.0
Samtung Investment Limited	7.3
Merrill Lynch & Co. Inc., Asset Management Arm	6.5
Wang, Shaolan (Former Chief Financial Officer and Director)	5.1
Merrill Lynch Ventures	2.2
Wellington Management Company L.L.P.	1.8
Renaissance Technologies Corp.	0.9
The Bank of Nova Scotia, Banking and Trust Investments	0.5
Absolute Asia Asset Management Limited	0.4

	Street Research

Firm Name	Rating	Tgt Px	Date
Oppenheimer & Co	market perform	n/a	10/29/09
Credit Suisse	neutral	$4.30	08/18/08
*US$
Source: Bloomberg

41	DRAFT
Preliminary [Subject to Review By Internal Committee and Review of Definitive Agreement]

Tianyin Pharmaceutical Co. (AMEX:TPI)

Corporate Overview

    Engages in the development, manufacture, marketing, and sale of modernized traditional Chinese medicines and other pharmaceuticals in the People’s Republic of China.

    Products are intended to address various medical needs in the therapeutic areas spanning internal medicines, gynecology, hepatology, otolaryngology, urology, neurology, gastroenterology, orthopedics, dermatology, and pediatrics.

    Manufactures a portfolio of 39 modernized traditional Chinese medicines and pharmaceuticals, and has a pipeline of 17 products, which are pending regulatory approvals with the China State Food and Drug Administration.

    Founded in 1994 and is based in Chengdu, the People’s Republic of China.

Major Shareholders – Top 10
Holder	% Of CSO
Lor, Stewart Shiang (Director)	47.0
Pope Asset Management, LLC	7.5
Whitebox Advisors, LLC	1.2
Tripoint Capital Advisors,	1.2
Keane Capital Management, Inc.	1.0
Parr Financial Group LLC	0.4
Wells, William P.	0.4
The Oxford Asset Management Co Ltd	0.3
Bogle Investment Management, L.P.	0.2
Invesco Ltd. (OTCPK:IVZ)	0.2

42	DRAFT
Preliminary [Subject to Review By Internal Committee and Review of Definitive Agreement]

Appendix C
Case Study – Management Buyout

Life Sciences Research – Going Private Transaction

Corporate Overview

    Life Sciences Research (“LSR”) is a global contract research organization, or CRO, providing product development services to the pharmaceutical, agrochemical and biotechnology industries

    LSR brings leading technology and capability to support its clients in non-clinical safety testing of new compounds in early stage development and assessment

Transaction Overview

    On March 3, 2009, the Chairman and CEO of LSR made an offer to acquire all of the outstanding shares of LSR at $7.50/share

      Owned 17% of the shares outstanding prior to the Offer

    Subsequently, during the “market check process”, the Offer was increased to $8.50/share and accepted by the Special Committee and shareholders

Corporate Statistics
NYSE (formerly listed)			LSR
Offer Price			$8.50
52 Week High			$9.78
52 Week Low			$4.78
Shares Out			13.9
Market Cap.			$118.1
Cash			$39.4
Total Debt			$74.1
EV			$152.8

Valuation	2007A	2008A	LTM
Sales	236.8	242.4	194.0
EBITDA	41.4	46.6	33.5
Earnings	-14.0	10.4	5.4
EV/Sales	0.6x	0.6x	0.8x
EV/EBITDA	3.7x	3.3x	4.6x
P/E	n/m	11.4x	21.9x

Offer Premium Analysis
	Initial	Final
Offer Price	$7.50	$8.50

Premium to closing price prior to Initial Offer	56.6%	77.5%

Premium to the 10 day average closing price prior to Initial Offer	27.3%	44.3%

44	DRAFT
Preliminary [Subject to Review By Internal Committee and Review of Definitive Agreement]

Life Sciences Research – Share Price Performance and Developments

Price Performance

Developments in the last 12 months

Label	Date
1	Mar-2/09	Announces 2008 YE Results
2	Mar-3/09	Andrew Baker presents to the Board and a non-binding Offer of $7.50/share
3	Apr-30/09	Announces Q2 results
4	July-7/09	Financial advisor delivers to the Special Committee the Fairness Opinion
5	July-9/09	Enters definitive merger agreement to be acquired at $8.50/share
6	July-30/09	Announces Q2 results
7	Aug-11/09	Files Preliminary Proxy Statement
8	Oct-28/09	Files Final Proxy Statement
9	Nov. 5/09	Announces Q3 results
10	Nov. 23/09	Shareholders approve the going private transaction

45	DRAFT
Preliminary [Subject to Review By Internal Committee and Review of Definitive Agreement]

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46	DRAFT
Preliminary [Subject to Review By Internal Committee and Review of Definitive Agreement]